Exhibit 99.1


                                                CONTACT: Joe Cole
                                                     602/381-4111



           AZTAR REPORTS SIGNING OF OPTION TO ACQUIRE
           OUTSIDE OWNERS' SHARE OF TROPICANA LAS VEGAS

      PHOENIX, Arizona -- February 3, 1998 -- Aztar Corporation (NYSE:AZR) today reported that the company has obtained an option to acquire the Jaffe family partnership interests in the Tropicana Resort and Casino in Las Vegas. The company also announced that it has engaged Goldman Sachs & Co. to explore alternatives for a major redevelopment of the property.

      "Aztar now has the ability to control the destiny of the Las Vegas Tropicana and to unlock the value of this irreplaceable site on the Las Vegas Strip," said Paul E. Rubeli, chairman of the board, president and chief executive officer of Aztar. "We have a tremendous opportunity to capitalize on one of the best locations for development on the Strip."

      The Tropicana is situated on a 34-acre site at the intersection of Tropicana Avenue and Las Vegas Boulevard, which is known as "The New Four Corners" of the famed Las Vegas Strip. It is owned by a partnership of which Aztar owns 50 percent and entities associated with the Jaffe family of Chicago own the other 50 percent. The property is leased from the partnership and operated by Aztar. The option agreement gives Aztar up to 18 months to purchase the Jaffe family partnership interests for $120 million. The purchase would give Aztar 100 percent ownership and control of the property.

      "With the opening of Bellagio, Paradise, Paris, Venetian and others, we expect a revitalization of the Las Vegas market in which the biggest, best and brightest properties will achieve the highest returns. Nobody has as strong a geographic position as the Tropicana for future development. As these new projects come on line, we think our location will become increasingly attractive," Rubeli said. "With an exercise date potentially as late as August 2, 1999, the option agreement gives us a great deal of flexibility that we will use to maximize the value of our company. The signing of this option, along with the increasing cash flows from our other assets, the improving market story in Atlantic City and a continuing development opportunity at the Tropicana in Atlantic City, positions Aztar for significant growth."

      Aztar Corporation is a publicly held company that operates Tropicana Casino and Resort in Atlantic City, New Jersey, Tropicana Resort and Casino in Las Vegas, Nevada, Ramada Express Hotel and Casino in Laughlin, Nevada, Casino Aztar in Caruthersville, Missouri, and Casino Aztar in Evansville, Indiana.
                               ###
 The disclosures herein include statements that are 'forward looking' within the meaning of federal securities law. Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, those relating to competition and reliance on key personnel. For more information, review the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K and certain registration statements of the company.